Exhibit 99

Corn Products International, Inc.
5 Westbrook Corporate Center
Westchester, IL 60154

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:
Investor: Richard M. Vandervoort, (708) 551-2595 Media: Mark Lindley, (708) 551-2602

GREGORY B. KENNY ELECTED TO
CORN PRODUCTS INTERNATIONAL, INC., BOARD OF DIRECTORS

     WESTCHESTER, Ill., March 16, 2005 – Corn Products International, Inc. (NYSE: CPO) today announced that its board of directors elected Gregory B. Kenny, 52, as a member of the board of directors.

     Kenny is president and chief executive officer of General Cable Corporation, a NYSE-listed manufacturer of aluminum, copper and fiber-optic wire and cable products headquartered in Highland Heights, Kentucky. Prior to his current position, Kenny served in a variety of positions within General Cable Corporation for more than 12 years. Kenny also is a director of IDEX Corporation, XTEK, Inc., and is a member of the Board of Governors for the National Electrical Manufacturers Association.

ABOUT CORN PRODUCTS INTERNATIONAL

     Corn Products International, Inc. is one of the world’s largest corn refiners and a major supplier of high-quality food ingredients and industrial products derived from the wet milling and processing of corn and other starch-based materials. The Company is the number-one worldwide producer of dextrose and a leading regional producer of starch, high fructose corn syrup and glucose. In 2004, the Company recorded net sales of $2.3 billion with operations in 16 countries at 27 plants, including wholly owned businesses, affiliates and alliances. Headquartered in Westchester, Ill., it was founded in 1906. The Company is listed on the New York Stock Exchange under the symbol CPO. Additional information can be found on the World Wide Web at www.cornproducts.com.

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